Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Deutsche Bank Aktiengesellschaft
We consent to the incorporation by reference in the registration statements (No. 333-97257, 333-100246 and 333-117705) on Form S-8 of Deutsche Bank Aktiengesellschaft of our report dated March 9, 2006, with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of Deutsche Bank Aktiengesellschaft.
Our report refers to the fact that Deutsche Bank Aktiengesellschaft and subsidiaries adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” and Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” during 2003.
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main (Germany)
March 23, 2006